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                                                                EXHIBIT 23.1

        REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Rogue Wave Software, Inc. and Subsidiaries:


The audits referred to in our report dated November 4, 1997 included the related financial statement schedule as of September 30, 1997, and for each of the years in the three-year period ended September 30, 1997, included in the annual report on Form 10-K of Rogue Wave Software, Inc. and subsidiaries. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports incorporated herein by reference in the registration statement of Form S-8 of Rogue Wave Software, Inc. and subsidiaries of our report dated November 4, 1997, relating to the consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K, of Rogue Wave Software, Inc. and subsidiaries.

                                       KPMG PEAT MARWICK LLP



Portland, Oregon
December 8, 1997